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                                                                    EXHIBIT 99.1



EXCEL LEGACY CORP. ANNOUNCES AGREEMENT WITH
PRINCIPAL SHAREHOLDERS OF PRICE ENTERPRISES INC. RE:
POSSIBLE ACQUISITION OF PRICE ENTERPRISES INC.

SAN DIEGO--(BUSINESS WIRE)--May 12, 1999--Excel Legacy Corp. ("Legacy") (AMEX:XLG) today announced that it has entered into an Agreement with Sol Price, as trustee, and other major shareholders of Price Enterprises Inc. ("PREN") (Nasdaq:PREN).

Under the terms of the Agreement, Legacy will offer to all PREN shareholders $8.50 per share for all shares of PREN Common Stock, comprised, at Legacy's election, of (a) $8.50 per share in cash or (b) (i) at least $4.25 in cash, (ii) at least $2.75 in principal amount of Legacy's 9% Convertible Subordinated Debentures due 2004 ("Debentures"), which will be convertible into shares of Legacy Common Stock at $5.50 per share, and (iii) $1.50 per share in whatever combination Legacy may choose of cash, Debentures or Legacy's 10% Senior Notes due 2004.

The PREN Board of Directors has the right to determine whether the transaction will proceed, and if so whether the transaction will proceed as an exchange offer for PREN Common Stock or a merger with PREN. In either event, the Preferred Stock of PREN (Nasdaq:PRENP) will remain outstanding. The Board of PREN is expected to act by June 2, 1999.

Under the agreement executed today, several major shareholders of PREN are depositing PREN Common Stock in escrow. Assuming the PREN Board of Directors approves the transaction on or about June 2, 1999, the transaction will involve either an exchange offer to shareholders or a merger requiring a vote of shareholders.

At that time, additional shares of PREN Common Stock will be deposited in escrow such that the aggregate number of shares in escrow will be approximately 8,000,000 shares of PREN Common Stock representing approximately 51% of the PREN voting power. These shares will be tendered in an exchange offer or voted in favor of a merger, as the case may be. In either case, the offering will be made only by means of a prospectus.

The consummation of the transaction is subject to a variety of conditions, including the execution by PREN of an Agreement ("PREN Agreement") to take certain actions to facilitate the transaction.

Following the consummation of the transaction, Legacy has agreed that the PREN Preferred Stock will be entitled to elect a majority of PREN's Board of Directors and to have one designee on Legacy's Board of Directors, until such time as (i) less than 2,000,000 shares of PREN Preferred Stock remain outstanding or (ii) Legacy completes a tender offer to acquire any and all outstanding shares of PREN Preferred Stock at a cash price of $16 per share, or in certain other circumstances.





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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic conditions; the competitive environment in which the company operates; financing risks; property management risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. Legacy refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Certain Cautionary Statements" in its Annual Report on Form 10-K for the fiscal year ended July 31, 1998, which discuss these and other factors that could adversely affect Legacy's results.